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                                                      EXHIBIT (10)(m)

                           CTS CORPORATION
                      905 West Boulevard North
                         Elkhart, IN  46514

                        Phone:  (219) 293-7511
                         Fax:  (219) 293-6146

{Date}

{Employee name and address}

Dear            :

     A question has arisen regarding the operation of the severance and option agreements (collectively, the "Agreements") between the Company and you. This letter agreement constitutes a binding interpretation of and amendment to the Agreements, effective as of the date hereof.

     Notwithstanding anything in the Agreements to the contrary, in addition to any of the other events or circumstances set forth in
Section 1(d), a "Change in Control" will be deemed to have occurred for all purposes thereof in the event of a Board Shift. For this purpose, (i) a "Board Shift" will be deemed to have occurred if 50% or more of the members of the Board of the Company, or of any entity resulting from a Business Combination, are persons who (A) are employees of any beneficial owner of 20% or more of the Voting Stock (a "20+% Holder") or (B) were nominated for election, or voted for, by any such 20+% Holder unless such nomination or vote was approved by a majority of the Unrelated Directors and (ii) "Unrelated Directors" means Gerald H. Frieling, Jr., Lawrence J. Ciancia and Joseph P. Walker or any successors thereto nominated with the approval of such of the foregoing (or their successors nominated as aforesaid) as may remain members of the Board of the Company, or of any entity resulting from a Business Combination, at the time of such nomination.

                                      Very truly yours,

                                      CTS CORPORATION



                                      BY:
                                           {Title of officer}

Acknowledged and Agreed to
as of the date first above
written:




{Name of Employee}